SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            F2 BROADCAST NETWORK INC.

             (Exact name of registrant as specified in its charter)






Nevada                                        84-0974303


-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)






              6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309
               (Address of Principal Executive Offices) (Zip Code)

                            F2 BROADCAST NETWORK INC.
                         CONSULTANTS' COMPENSATION PLAN

                           (Full titles of the plans)

                    Howard B. Stern, Chief Executive Officer
                            F2 Broadcast Network Inc.
                           6245 NW 9th Ave, Suite 102
                          Ft. Lauderdale, Florida 33309
                     (Name and address of agent for service)

                                 (954) 736-1800
          (Telephone number, including area code, of agent for service)







CALCULATION OF REGISTRATION FEE


 Title Of Securities To      Amount To Be Registered
Proposed Maximum     Proposed Maximum           Amount Of
      Be Registered
           Offering Price Per    Aggregate Offering      Registration Fee
                                     Unit                  Price
------- ----------------------
      Common Stock,         10,000,000           $0.0035
     $35,000                $8.75
     $.008 par value









(1) Consists of 10,000,000 shares issuable pursuant to the Company's Consultant's Compensation Plan (the "Plan").

(2) The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(h) using the average of the high and low reported sales prices of the Company's common stock on the OTC Bulletin Board on December 6, 2001 is within five business days of the date of filing of this Registration Statement because options and shares have not yet been granted under the Plan.




                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM  1.  PLAN  INFORMATION.

F2 Broadcast Network, Inc. ("The Company", "we", "us" or the "Registrant") is offering a total of 10,000,000 shares of its Common Stock to professionals and consultants for services including legal consulting, production consulting and other consulting services, including administrative, computer software, and marketing consulting services. The issuance of shares is being made pursuant to the Consultants Compensation Plan (the "Plan") adopted by the Board of Directors on December 6, 2001. The 10,000,000 shares will cover the costs of previously rendered services as well as ongoing services to the Company. A copy of the Plan has been distributed to three such consultants. Each consultant has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of Consultants, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate individuals and/or entities that have performed and continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to professionals and consultants. This registration is limited to 10,000,000 shares. The Consultants that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Consultants may contact Howard B. Stern, the Plan Administrator and CEO of the Registrant, with any questions at (954) 736-1800.


ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL.

In addition to receiving a copy of the Plan, each eligible Consultant shall have access, upon oral or written request, to any documentation regarding the Plan that may not be included in this Registration Statement.


                                     PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

(a) The Company's most recent annual report, filed on Form 10-KSB on May 7, 2001, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which report contains audited financial statements for the Company's latest fiscal year for which such statements have been filed. The description of the Company's Common Stock is contained in that amended annual report incorporated by reference herein.

(b) The Company's recent quarterly reports, filed on Form 10-QSB on May 21, 2001 and August 24, 2001 respectively.


ITEM  4.  Description  of  Securities.

Not  Applicable.

ITEM  5.  Interest  of  Named  Experts  and  Counsel.

Not  Applicable.

ITEM  6.  Indemnification  of  Directors  and  Officers.

Nevada  Corporation  Law
------------------------

Section 78.7502(3) of the Nevada General Corporation Law provides for mandatory indemnification by a corporation of expenses, including attorneys' fees, incurred by a director or officer in connection with any proceeding brought by reason of his position as a director or officer, so long as he was successful, on the merits or otherwise, in defense of a proceeding.

In addition, Section 78.7502(1) of the Nevada Code permits a corporation to indemnify a person who is party to a proceeding or threatened proceeding, other than an action by or in the right of the corporation, because of his status as a director, officer, employee or agent of a corporation if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In a derivative action or threatened derivative action, Section 78.7502(2) of the Nevada Code permits indemnification if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is allowed if the person is ultimately adjudged to be liable to the corporation unless a court of competent jurisdiction rules that, in view of the facts and circumstances of the case, the person is fairly and reasonably entitled to indemnification.

Articles  of  Incorporation  and  By-Laws
-----------------------------------------

The Company's articles of incorporation provide that directors and officers shall be indemnified to the full extent permitted by the Nevada Code. The
Company's bylaws provide that no director or officer shall be liable to the Company for his acts or omissions resulting in a loss to the Company, except in cases where the act or omission resulted from his willful misconduct, willful neglect or gross negligence. The bylaws also provide that the Company may purchase and maintain liability insurance on behalf of any director, officer, employee or agent regardless of whether he may be indemnified pursuant to other provisions of the bylaws.

SEC  Position  on  Indemnification  for  Security  Act  Liability
-----------------------------------------------------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Officers  and  Directors  Liability  Insurance
----------------------------------------------

At present, we do not maintain Officers and Directors Liability Insurance and, because of the anticipated cost of such insurance, we have no present plans to obtain such insurance.


ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable.


ITEM  8.  Exhibits.

     The Articles of Incorporation and all amendments made thereto, which define the rights of common shareholders among other things, have been previously filed. The Registrant does not intend for this Plan to be qualified under ERISA, and therefore does not need to comply with ERISA. The Exhibit Index for included exhibits for this Form S-8 Registration appears immediately before signatures.


ITEM  9.  UNDERTAKINGS.

F2  Broadcast  Network,  Inc.  hereby  undertakes:

(1) To file during any period in which offers or sales are being made, post-effective amendments(s) to this Registration Statement:

     (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the adjudication of such issue.



                               EXHIBIT  INDEX
ITEM  8.  EXHIBITS.

4.1 F2 Broadcast Network Inc. Consultants' Compensation Plan, dated December 6,, 2001.

5.1 Opinion of Law Office of Andrea Cataneo Ltd. concerning the legality of the securities being registered.

23.1       Consent  of Law Office of Andrea Cataneo Ltd. (included in Opinion in
Exhibit  5.1).

23.2       Consent  of  Gordon,  Hughes  &  Banks,  LLP.

24.1 Power of Attorney (included in Part II of this Registration Statement under the caption Signature).


                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 2nd day of October 2001.

                            F2 BROADCAST NETWORK INC.



/s/  Howard  B.  Stern
---------------------------------
Howard  B.  Stern,  Chairman  and  CEO


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the registration statement appearing below, hereby constitute and appoint Howard Stern and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.



Signature                 Title                              Date

/s/  Don  Edwards           Director                           October  2,  2001
-----------------------
Don  Edwards

/s/  Howard  B.  Stern       Principal  Executive Officer,       October 2, 2001
-----------------------   Principal  Financial  Officer,
Howard  Stern              Chief  Accounting  Officer,
                          and  Director










EXHIBIT  4.1
                           F2 BROADCAST NETWORK, INC.
                          CONSULTANTS COMPENSATION PLAN

1.     Purpose
       -------

The purpose of this Plan is to provide compensation in the form of Common Stock of the Company to eligible consultants that have previously rendered services or that will render services during the term of this Consultants Compensation Plan (hereinafter referred to as the "Plan".)

2.     Administration
       --------------

(a) This Plan shall be administered by the Board of Directors who may from time to time issue orders or adopt resolutions, not inconstant with the provisions of this Plan, to interpret the provisions and supervise the administration of this Plan. The CEO shall make initial determinations as to which consultants, professionals or advisors will be considered to receive shares under this Plan, and will provide a list to the Board of Directors. All final determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board.
Subject to the Corporation's Bylaws, all decisions made by the Directors in selecting eligible consultants (hereinafter referred to as "Consultants"), establishing the number of shares, and construing the provisions of this Plan shall be final, conclusive and binding on all persons including the Corporation, shareholders, employees and Consultants.

(b) The Board of Directors may from time to time appoint a Consultants Plan Committee, consisting of at least one Director and one officer, none of whom shall be eligible to participate in the Plan while members of the Committee. The Board of Directors may delegate to such Committee power to select the particular Consultants that are to receive shares, and to determine the number of shares to be allocated to each such Consultant.

(c) If the SEC Rules and or regulations relating to the issuance of Common Stock under a Form S-8 should change during the terms of this Plan, the Board of Directors shall have the power to alter this Plan to conform to such changes.

3.     Eligibility
       -----------

(a) Shares shall be granted only to Professionals and Consultants that are within that class for which Form S-8 is applicable.

(b) No individual or entity shall be granted more than 2,500,000 shares of unrestricted Common Stock under this Plan.

4.     Shares  Subject  to  the  Plan
       ------------------------------

The total number of shares of Common Stock to be subject to this Plan is 10,000,000. The shares subject to the Plan will be registered with the SEC on or about December 10, 2001 in a Form S-8 Registration.

5.     Death  of  Consultant
       ---------------------

If a Consultant dies while he is a Consultant of the Corporation or of any subsidiary, or within 90 days after such termination, the shares, to the extent that the Consultant was to be issued shares under the plan, may be issued to his personal representative or the person or persons to whom his rights under the plan shall pass by his will or by the applicable laws of descent and distribution.

6.     Termination  of  Consultant,  retirement  or  disability
       --------------------------------------------------------

If a Consultant shall cease to be retained by the Corporation for any reason (including retirement and disability) other than death after he shall have continuously been so retained for his specified term, he may, but only within the three-month period immediately following such termination, request his pro-rata number of shares for his services already rendered.

7.     Termination  of  the  Plan
       --------------------------

This Plan shall terminate one year after its adoption by the Board of Directors. At such time, any shares which remain unsold shall be removed from registration by means of a post-effective amendment to the Form S-8.


8.     Effective  Date  of  the  Plan
       ------------------------------

This  Plan  shall  become effective upon its adoption by the Board of Directors.



                            CERTIFICATION OF ADOPTION
                           (By the Board of Directors)

The undersigned, being the CEO of F2 Broadcast Network, Inc., hereby certifies that the foregoing Plan was adopted by a unanimous vote of the Board of Directors on December 6, 2001


                    ____________________________
                    Howard  B.  Stern,  CEO


























EXHIBIT  5.1
                       LAW OFFICE OF ANDREA CATANEO, LTD.
                               81 MEADOWBROOK ROAD
                               RANDOLPH, NJ  07860

                                 (973) 442-9944
                                 (973) 442-9933


Board  of  Directors
F2  Broadcast  Network  Inc.
6421  Congress  Avenue,  Suite  115
Boca  Raton,  Florida  33487

Gentlemen:

We have represented F2 Broadcast Network, Inc., a Nevada Corporation formerly known as First Entertainment Holding Corp. (the Company), in connection with preparation of the Company's Registration Statement on Form S-8 (the Registration Statement) under the Securities Act of 1933, as amended, concerning registration of the proposed issuance of up to 10,000,000 ("Shares") of the Company's Common Stock, (par value of $.001 per share) pursuant to the terms of a Consultants Compensation Plan dated December 6, 2001.

We have examined the Articles of Incorporation and Bylaws of the Company, the record of the Company's corporate proceedings concerning the registration described above, and the Plan. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photo static, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares, if and when issued as contemplated by the Plan, and as described in the Registration Statement, will have been duly authorized and legally issued, and will upon payment of legal consideration constitute fully paid and non-assessable shares of the Company's Common Stock.

We  hereby  consent  (a)  to  all  references  to  this firm in the Registration
Statement; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very  truly  yours,


LAW  OFFICE  OF  ANDREA  CATANEO  LTD.

/s/  Andrea  Cataneo

By:  Andrea  Cataneo,  Esq.













Exhibit  23.2

                     CONSENT OF GORDON, HUGHES & BANKS, LLP
                              INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption Experts in the Registration Statement on Form S-8 and to the incorporation by reference therein of our report dated April 25, 2001 with respect to the consolidated financial statements of F2 Broadcast Network Inc. (formerly known as First Entertainment Holding Corp.) and Subsidiaries as of December 31, 2000 included in its Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




Gordon,  Hughes  &  Banks,  LLP
Englewood,  Colorado

December  6,  2001